Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. ANNOUNCES PRELIMINARY FISCAL 2019 SECOND-QUARTER REVENUES OF $60.2 MILLION

Company Narrows Fiscal 2019 Revenue Guidance to a Range of $243 million to $247 million
Company to Host Second-Quarter Earnings Conference Call on January 30th

St. Paul, Minn., January 7, 2019 –Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today announced preliminary and unaudited revenue results for its fiscal second quarter, ended December 31, 2018.

Second-quarter revenues are expected to be $60.2 million, an increase of $7.6 million, or 14.4%, from the second quarter of fiscal 2018.

Domestic sales increased 11.3% to $58.6 million. Domestic peripheral and coronary franchise revenues grew 10.8% and 12.9%, respectively. Sales to international distributors totaled $1.6 million.

Scott Ward, CSI’s Chairman, President and Chief Executive Officer, said, “Our strategy to accelerate revenue growth remains firmly on track. During the first half of fiscal 2019, our domestic atherectomy franchises grew 11%, including $1.3 million of new revenue from the sale of OrbusNeich® angioplasty balloons and ZILIENT™ guidewires. International revenue was approximately $3 million.

“Our revenue results year-to-date position CSI to deliver fiscal 2019 revenue in a range of $243 million to $247 million, an increase of 12% to 14% compared to fiscal 2018. We plan to provide formal guidance details when we report fiscal second-quarter results at the end of the month.”

All revenues in this release are preliminary estimates and subject to the company’s usual close procedures and review by its external auditors. Full second-quarter financial results are expected to be released on January 30, 2019.

Conference Call Scheduled for January 30, 2019 at 3:30 p.m. CT (4:30 p.m. ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal second-quarter results, January 30, 2019, at 3:30 p.m. CT (4:30 p.m. ET). To access the call, dial (833) 241-7255 and enter the access number 7499798. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the events section of the company’s investor relations website, https://investors.csi360.com/events-and-presentations/events-calendar/default.aspx, and click on the webcast link.

About OrbusNeich
OrbusNeich is a global pioneer in the provision of life-changing vascular solutions and offers an extensive portfolio of products that set industry benchmarks in vascular intervention. Current products include the world's first dual therapy stents, the COMBO Plus and COMBO Dual Therapy Stents, together with stents and balloons marketed under the names of Azule®, Scoreflex®, Sapphire® II, Sapphire® II PRO and Sapphire® II NC, as well as products to treat peripheral artery disease: the Jade® and Scoreflex® PTA balloons. OrbusNeich is headquartered in Hong Kong and has operations in Shenzhen, China; Fort Lauderdale, Florida, USA; Hoevelaken, The Netherlands; and Tokyo, Japan. OrbusNeich supplies medical devices to physicians in more than 60 countries. For more information, visit www.OrbusNeich.com.

Cardiovascular Systems, Inc.
January 7, 2019

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s OAS treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. Over 400,000 of CSI’s devices have been sold to leading institutions worldwide.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) preliminary financial results; (ii) CSI’s strategy and future growth; and (iii) estimated fiscal 2019 revenue, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the quarter close procedures; regulatory developments, clearances and approvals; approval of our products for distribution in countries outside of the United States; approval of products for reimbursement and the level of reimbursement in the U.S., Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; the ability of OrbusNeich to successfully launch CSI products outside of the United States and Japan; our ability to maintain third-party supplier relationships and renew existing purchase agreements; our ability to maintain our relationship with our distribution partner in Japan and with OrbusNeich; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; court rulings and future actions by the FDA and other regulatory bodies; the effects of hurricanes, flooding, and other natural disasters on our business; issues relating to our saline pump recall; the impact of federal corporate tax reform on our business, operations and financial statements; international trade developments; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com

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